UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  May 28, 2013

Anchor Bancorp
(Exact name of registrant as specified in its charter)

Washington	001-34965	26-3356075
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

601 Woodland Square Loop, SE
Lacey, Washington  98530
(Address of principal executive offices and zip code)

(360) 491-2250
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a)(1)     On May 28, 2013, Anchor Bancorp, Inc. (the “Company”) announced that Director James A. Boora had resigned from the respective Boards of Directors of the Company and its financial institution subsidiary, Anchor Bank (“Bank”), with his resignation effective May 31, 2013.  At the time of his resignation, Mr. Boora was a member of the Company’s Compensation Committee.  Mr. Boora’s resignation did not indicate that his resignation was in connection with any disagreement with the Company pertaining to the Company’s operations, policies or practices.

(d)           On May 28, 2013, the Company also announced that Reid A. Bates had been appointed to the respective Boards of Directors of the Company and the Bank to fill the vacancy created by the resignation of Mr. Boora, with such appointment effective June 1, 2013.  Mr. Bates was not appointed to serve on any of the Company’s or the Bank’s Committees of the respective Boards of Directors at this time.  For further information concerning Mr. Bates’ background, reference is made to the press release dated May 30, 2013 which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

There are no family relationships between Mr. Bates and any director or other executive officer of the Company and the Bank and Mr. Bates was not appointed as a director pursuant to any arrangement or understanding with any person.  Mr. Bates has not engaged in any transaction with the Company or the Bank that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission.  Any loans received by Mr. Bates from the Bank, were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company and the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits

The following exhibit is being furnished herewith and this list shall constitute the exhibit index:

99.1           Press Release dated May 30, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ANCHOR BANCORP

DATE: May 30, 2013	By: /s/Jerald A. Shaw
Jerald A. Shaw
President and Chief Executive Officer